Exhibit 107

Calculation Of Filing Fee Tables

Form F-1

(Form Type)

Rise Smart Group Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type (1)	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Ordinary Shares, no par value, to be sold by the Registrant (3)	Equity	457(o)	1,437,500	$6.00	$8,625,000	0.00014760	$1,273.05
Fees to Be Paid	Representative’s Warrants (4)	Equity	457(g)	-	-	-	-	-
Fees to Be Paid	Ordinary Shares, no par value, underlying Representative’s Warrants (5)	Equity	457(g)	71,875	$7.20	517,500	0.00014760	$76.383
	Total Offering Amounts					$9,142,500	0.00014760	$1,349.433
	Total Fees Previously Paid							$-
	Total Fee Offsets							$-
	Net Fee Due							$1,349.433

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional Ordinary Shares (“Ordinary Shares”) as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

(3)	Includes 187,500 Ordinary Shares that the underwriters have the option to purchase pursuant to their over-allotment option, if any.

(4)	No fee is required pursuant to Rule 457(g) under the Securities Act. Resales of the underwriter warrants on a delayed or continuous basis pursuant to Rule 415 under the Securities Act are registered hereby.

(5)	Resales of Ordinary Shares issuable upon exercise of the underwriter warrants on a delayed or continuous basis pursuant to Rule 415 under the Securities Act are also registered hereby.